Exhibit 10.31

AMENDMENT NO. 1 TO

SENIOR PROMISSORY NOTE

This Amendment (this “PIK Note Amendment”) to the 15% Senior Promissory Notes issued by FOXO Technologies Inc., a Delaware corporation (the “Company”), to accredited investors in an aggregate principal amount of $3,457,500 (the “PIK Notes”) is made and entered into effective as of the Shareholder Approval Date (as defined below), by and between the Company and the undersigned (each a “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Senior Promissory Note Purchase Agreement, dated September 20, 2022 (the “Note Purchase Agreement”), as amended, which governs all of the PIK Notes.

WHEREAS, subject to the terms and conditions set forth in the Note Purchase Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, the Company issued the PIK Notes;

WHEREAS, the Company is requesting approval of this PIK Note Amendment in exchange for shares of the Company’s Series B Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), as set forth in that certain Term Sheet and Consent of Noteholders (the “Offer to Amend”), a copy of which has been delivered to the Holder; and

WHEREAS, in connection with the foregoing transactions, the Company and the Holder desire to amend the PIK Note as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Automatic Conversion. The following Section 7 hereby is added with the remaining sections renumbered accordingly:

7. Automatic Conversion. The Note shall be convertible into shares of Series B Preferred Stock as follows:

(a) Automatic Conversion on Stockholder Approval. Effective as of 5:00 p.m. (Eastern time) on the second business day after the date on which the Borrower’s stockholders approve the conversion of the Series B Preferred Stock into shares of Class A Common Stock in accordance with the listing rules of the New York Stock Exchange American, the Note (not including accrued and unpaid Interest) outstanding shall automatically convert into a number of shares of Series B Preferred Stock equal to the Original Principal Amount divided by the Stated Value ($1,000) of the Series B Preferred Stock (the “Automatic Conversion”). Upon the Automatic Conversion, all Notes (including all accrued and unpaid Interest) shall be cancelled and satisfied in full. The shares of Series B Preferred Stock issued upon the Automatic Conversion are referred to as the “Conversion Shares.”

(b) Mechanics of Conversion

i. Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than two (2) business days after the date of the Automatic Conversion (the “Conversion Date”), if the Holder requests the issuance of physical certificate(s), the Borrower shall deliver, or cause to be delivered, to the Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of Notes.

ii. Obligation Absolute. The Borrower’s obligation to issue and deliver the Conversion Shares upon Automatic Conversion in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Borrower or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to such Holder in connection with the issuance of such Conversion Shares.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares of Series B Preferred Stock shall be issued upon the Automatic Conversion. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, all fractional shares shall be rounded up to the nearest share of Series B Preferred Stock.

iv. Transfer Taxes. The issuance of certificates for shares of the Series B Preferred Stock upon the Automatic Conversion shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder and the Borrower shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Borrower the amount of such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(c) Status as Stockholder. Upon each Conversion Date, (i) the Notes being converted shall be deemed converted into shares of Series B Preferred Stock and (ii) the Holder’s rights as a holder of such Note shall cease and terminate, excepting only the right to receive certificates for such shares of Series B Preferred Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms of the Certificate of Designation for Series B Preferred Stock. In all cases, the Holder shall retain all of its rights and remedies for the Borrower’s failure to convert into Series B Preferred Stock. In no event shall the Notes convert into shares of Series B Preferred Stock prior to the Stockholder Approval.

2. Necessary Acts. Each party to this PIK Note Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this PIK Note Amendment and the transactions contemplated hereby.

3. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this PIK Note Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

4. Continued Validity. Except as otherwise expressly provided herein, the Note Purchase Agreement and the terms of the PIK Notes shall remain in full force and effect.

5. Approval of Amendment; No Execution Required. By the Holder’s execution and delivery of the Consent of Noteholders, together with any other required documents in accordance with the terms of the Offer to Amend, electing thereby to participate in the Offer to Amend, the Holder shall be deemed to have authorized, approved and executed this PIK Note Amendment.